Exhibit 5.1

theNBDgroup.

A California Professional Corporation

Los Angeles and Palo Alto

https://nbdpro.co/

(408) 201-2662

October 11, 2019

B. Riley Financial, Inc.

21255 Burbank Blvd., Suite 400
Woodland Hills, California 91367

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) (No. 333-233907) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), by B. Riley Financial, Inc., a Delaware corporation (the “Company”). We also refer to our opinion dated September 23, 2019, which was included as Exhibit 5.1 to the Registration Statement, the prospectus supplement to the Registration Statement filed with the Commission on October 2, 2019 (the “Prospectus Supplement”), and our opinion dated October 7, 2019, which was included as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on October 7, 2019 and incorporated by reference into the Registration Statement.

The Prospectus Supplement relates to (i) the sale by the Company, and the purchase by the underwriters set forth therein (the “Underwriters”), of 2,000,000 depositary shares (the “Initial Depositary Shares”), representing an aggregate of 2,000 shares (the “Preferred Shares”) of the Company’s 6.875% Series A Cumulative Perpetual Preferred Stock, $0.0001 par value, with a liquidation preference of $25,000 per Preferred Share (or $25.00 per Depositary Share), and (ii) the grant by the Company to the Underwriters of the option to purchase all or any part of an additional 300,000 depositary shares to cover overallotments, if any (the “Option Shares,” and together with the Initial Depositary Shares, the “Depositary Shares”), representing an aggregate of 300 Preferred Shares. On October 10, 2019, the Representatives delivered to the Company a written notice (the “Notice of Exercise”) pursuant to Section 1 of the Underwriting Agreement of the exercise by the Underwriters of the option to purchase, on the date hereof, 300,000 Option Shares. All capitalized terms which are defined in the Underwriting Agreement (as defined below) shall have the same meanings when used herein, unless otherwise specified.

The Preferred Shares are to be deposited with Continental Stock Transfer and Trust Company, acting as depositary (the “Depositary”), pursuant to the Deposit Agreement dated October 7, 2019 (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of receipts issued under the Deposit Agreement to evidence the Depositary Shares.

In connection with this opinion, we have examined originals, copies or forms of: (i) the Registration Statement; (ii) the prospectus, dated September 30, 2019 (the “Base Prospectus”), which forms a part of the Registration Statement; (iii) the Prospectus Supplement; (iv) the executed Underwriting Agreement, dated October 2, 2019, by and among the Company and B. Riley FBR, Inc., as representative of the Underwriters; (vi) an executed copy of the Deposit Agreement; (v) an executed certificate evidencing 300 Preferred Shares registered in the name of the Depositary; (viii) a form of depositary receipt registered in the name of Cede & Co., relating to 300,000 Depositary Shares (the “Receipt”); (ix) the Certificate of Designation of 6.875% Series A Cumulative Perpetual Preferred Stock of the Company, as filed on October 4, 2019 with the Secretary of State of the State of Delaware; (x) a copy of the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof and currently in effect, as certified by the Secretary of the State of Delaware; (xi) a copy of the By-laws of the Company, as currently in effect, as certified by the Secretary of the Company; and (xii) certain resolutions of the Board of Directors of the Company, approved on October 1, 2019, and certain resolutions of the Pricing Committee thereof, approved on October 2, 2019, as certified by the Secretary of the Company. In addition, we have examined such records, documents, certificates of public officials and of the Company, made such inquiries of officers of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In our examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents, and the due authorization thereof by each such other party of all requisite action and the due execution and delivery of such documents by each such other party, and that such documents constitute the legal, valid and binding obligations of each such other party enforceable against such party in accordance with their terms.

In addition, we have assumed that the issuance and sale of the Securities and that the execution and delivery by the Company of, and the performance of its obligations under, the Deposit Agreement and the Securities do not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or any of its properties is subject, (ii) any law, rule, or regulation to which the Company or any of its properties is subject, (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recordation or registration with, any governmental authority.

Our opinions set forth herein are limited to (i) the General Corporation Law of the State of Delaware and (ii) the laws of the State of New York that, in our experience, are normally applicable to the Securities and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion as to any non-Opined on Law on the opinions herein stated.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	The Preferred Shares and the Depositary Shares have been duly authorized by the Company and, upon issuance and delivery of and payment for the Depositary Shares pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2.	The Receipt, when issued against the deposit of underlying Preferred Shares by the Company in respect thereof in accordance with the terms of the Deposit Agreement, will be legally issued and will entitle the holder thereof to the rights specified in such Receipt and in the Deposit Agreement.

We hereby consent to the filing of this opinion as exhibit 5.1 to the Company’s Current Report on Form 8-K, being filed on the date hereof, and incorporated by reference into the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ The NBD Group, Inc.

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